EXHIBIT 99.1

Exactech 2012 Revenue Up 9% to $224.3M, Net Income Up 44% to $12.7M, EPS $0.96

4Q'12 Revenue Up 12% to $59.3M, Net Income $3.9M, EPS $0.29

Gainesville, Fla. - February 26, 2013 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder and spine, announced today that revenue for 2012 increased 9% to $224.3 million from $205.4 million in 2011. Diluted earnings per share for the year was $0.96 based on net income of $12.7 million representing a 44% increase compared to net income of $8.8 million or $0.67 diluted EPS during 2011.

2012 Full Year Highlights and Segment Performance
• Revenue for the year increased 9% to $224.3 million
• Knee implant revenue increased 2% to $81.4 million
• Extremity implant revenue increased 30% to $52.1 million
• Hip implant revenue increased 21% to $40.8 million
• Biologic & spine segment revenues increased 1% to $24.5 million
• Other revenues decreased 6% to $25.6 million

2012 Fourth Quarter Highlights and Segment Performance
For the fourth quarter of 2012 revenue was $59.3 million, an increase of 12% over $53.1 million for the comparable period last year. Net income for the fourth quarter of 2012 increased 113% to $3.9 million, or $0.29 per diluted share compared to $1.8 million, or $0.14 per diluted share for the fourth quarter of 2011. Fourth quarter product revenues were as follows:

• Total revenue for the quarter increased 12% to $59.3 million
• Knee implant revenue increased 3% to $20.7 million
• Extremity implant revenue increased 35% to $14.9 million
• Hip implant revenue increased 12% to $10.4 million
• Biologic & spine segment revenues increased 9% to $6.4 million
• Other revenues increased 3% to $6.9 million

Management Comment
Exactech Chairman and CEO Dr. Bill Petty said, “Exactech finished 2012 on a strong note with a fourth quarter top line increase of 12%. For the full year, our growth again continued to exceed the market with a 9% improvement over 2011. The ongoing rollout of new products that are getting excellent reception from our surgeon customers and their patients together with improving growth

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in the U.S. domestic market and robust growth in the Asian and Latin American markets all contributed to a solid performance.

“We are especially pleased with the 44% increase in net income for 2012 compared to 2011. That reflected not only lower compliance costs, but also robust sales throughout our organization and focused efforts to control costs and increase margins through greater efficiencies. Great credit is due to the people of Exactech around the world, who performed exceptionally well and deserve full recognition for our ongoing success.”

Exactech President David Petty said, “We continue to be enthusiastic about the market acceptance of our new product introductions and the results of the investments that we are making in R&D. Nothing characterizes this more than the exceptional growth rates of our shoulder replacement products. We have now led the industry in growth in this category for several years, which validates our leadership in providing meaningful clinical solutions for shoulder patients.

“Exactech hips also grew substantially above market rates at 21% even prior to new product launches planned for 2013. We are highly encouraged by early results from the limited release of our Element line extension and our new Crown Cup® acetabular system with InteGrip™ technology.

“Our knee products developed fresh momentum in the fourth quarter as we continued to transition to our new Optetrak Logic® platform. Additionally, business growth in Asia and Latin America was important to our 2012 results with strong hip and knee performance in Asia and hip, knee and shoulder growth in Latin America.”

During the fourth quarter International sales grew 10% to $21.0 million. U.S. sales increased 13% to $38.3 million. For the full year 2012, U.S. sales increased 9% to $145.6 million, and international sales were up 9% to $78.7 million.

Chief Financial Officer Jody Phillips said, “Operationally, we made significant improvements during 2012. Gross margins increased to 69.4% for 2012 from 68.4% in 2011 due to continued cost reductions attributable to internal manufacturing. Total operating expenses for the year increased 6% to $134.3 million and as a percentage of sales decreased to 59.8% from 61.7% for 2011. General and administrative expenses decreased 8% for 2012 to $20.1 million from $22.0 million, primarily due to a reduction in compliance costs. Sales and marketing expenses increased 6% to $82.0 million primarily due to variable selling expenses. Research and development expenses increased 29% to $16.8 million during 2012 as we continue to actively invest in our new product pipeline.”

Looking forward, Exactech released its initial 2013 revenue guidance of $236-$242 million and diluted EPS target of $1.03-$1.09. For the first quarter of 2013, the company anticipates revenues of $60-$62 million and diluted EPS of $0.28-$0.30 including an estimated $0.03 benefit due to the reinstatement of the Research and Development tax credit. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

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The financial statements are below.
Conference Call
The company has scheduled a conference call on Wednesday, February 27th at 10:00 a.m. Eastern Time. The call will cover the company's fourth quarter 2012 results. Dr. Petty will open the conference call and a question-and-answer session will follow.
To participate in the call, dial 1-877-941-2068 any time after 9:50 a.m. Eastern on February 27. International and local callers should dial 1-480-629-9712. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.
A live and archived webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=103302. This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech's orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech's press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products, compliance costs and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                        E-mail: exactech@hawkassociates.com

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	December 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,838	$4,663
Accounts receivable, net of allowances of $1,012 and $3,186	48,073	45,856
Prepaid expenses and other assets, net	2,877	3,948
Income taxes receivable	502	171
Inventories – current	70,699	61,724
Deferred tax assets – current	2,229	2,869
Total current assets	130,218	119,231

PROPERTY AND EQUIPMENT:
Land	2,211	2,209
Machinery and equipment	33,158	30,164
Surgical instruments	85,115	77,105
Furniture and fixtures	3,858	3,753
Facilities	18,033	17,930
Projects in process	643	2,141
Total property and equipment	143,018	133,302
Accumulated depreciation	(61,586)	(56,061)
Net property and equipment	81,432	77,241

OTHER ASSETS:
Deferred financing and deposits, net	866	1,016
Non-current inventories	5,410	7,334
Product licenses and designs, net	10,534	11,380
Patents and trademarks, net	2,217	1,589
Customer relationships, net	1,108	1,545
Goodwill	13,356	13,276
Total other assets	33,491	36,140
TOTAL ASSETS	$245,141	$232,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,773	$12,909
Income taxes payable	2,188	4,210
Accrued expenses and other liabilities	11,726	8,957
Other current liabilities	250	344
Current portion of long-term debt	2,625	648
Total current liabilities	31,562	27,068

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,186	3,520
Line of credit	12,197	42,410
Long-term debt, net of current portion	26,250	3,507
Other long-term liabilities	1,049	780
Total long-term liabilities	42,682	50,217
Total liabilities	74,244	77,285

SHAREHOLDERS’ EQUITY:
Common stock	133	132
Additional paid-in capital	63,918	60,565
Accumulated other comprehensive loss	(4,797)	(4,272)
Retained earnings	111,643	98,902
Total shareholders’ equity	170,897	155,327

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$245,141	$232,612

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Twelve Month Periods
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
NET SALES	$59,254	$53,068	$224,337	$205,397

COST OF GOODS SOLD	18,043	16,691	68,731	64,847
Gross profit	41,211	36,377	155,606	140,550

OPERATING EXPENSES:
Sales and marketing	21,478	19,951	81,979	77,243
General and administrative	5,192	5,414	20,139	21,969
Research and development	4,173	3,342	16,803	13,059
Depreciation and amortization	4,016	3,813	15,343	14,455
Total operating expenses	34,859	32,520	134,264	126,726

INCOME FROM OPERATIONS	6,352	3,857	21,342	13,824

OTHER INCOME (EXPENSE):
Interest income	3	5	11	8
Other income (loss)	30	24	87	97
Interest expense	(300)	(304)	(1,456)	(1,125)
Foreign currency gain (loss)	(284)	(339)	(90)	506
Total other expenses	(551)	(614)	(1,448)	(514)

INCOME BEFORE INCOME TAXES	5,801	3,243	19,894	13,310

PROVISION FOR INCOME TAXES	1,921	1,421	7,153	4,484

NET INCOME	$3,880	$1,822	$12,741	$8,826

BASIC EARNINGS PER SHARE	$0.29	$0.14	$0.96	$0.67

DILUTED EARNINGS PER SHARE	$0.29	$0.14	$0.96	$0.67

SHARES - BASIC	13,315	13,142	13,232	13,098

SHARES - DILUTED	13,383	13,205	13,317	13,212

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EXACTECH INC.